  THE TRAVELERS LIFE AND ANNUITY COMPANY.ONE TOWER SQUARE.HARTFORD, CT.06183


                        A STOCK COMPANY


We are pleased to provide you the benefits of this Life Insurance Contract. Please read your contract and the copy of the application(s). We want to be sure that we have issued this Contract correctly. If there is any error, tell us as soon as you can. We will then make any change necessary.

Refer to the Death Benefit provision on page 4 and to CONTRACT VALUES AND BENEFITS on page 6 for information on determining the amount payable at death.

                          APPLICANT'S RIGHT TO CANCEL

If this Contract is returned to us at our Office, or to our agent, to be cancelled within the latest of:

     1.  10 days of its delivery to the Applicant;

     2. 10 days after we have mailed the Notice of the Right to Cancel to the Applicant; or

     3.  45 days of the date this application was signed;

we will refund the greater of (1) the initial premium paid; or (2) the Cash Value of the Contract on the date we receive the returned contract plus any contract charges which may have been deducted within 7 days of our receipt of a request for a refund. After the contract is returned, it will be considered as never in effect.

This contract is issued in consideration of the application(s) and the payment of the premium. It is subject to the terms and conditions stated on the attached pages, all of which are a part of it. It is made effective as stated in the application. The entire contract between us and the Applicant consists of the policy, all attached pages, and the written applications(s). All statements made in the application(s) are considered to be to the best knowledge and belief of the Applicant and not as promises of truth. Unless it is contained in the written application(s), we will not use any statement to void this Contract or to deny a claim.

No person other than one of our officers can, for us, alter or waive any terms or provisions of this Contract.

                       Signed at Hartford, Connecticut



              /s/ M.A. Carpenter               /s/ Robert I. Lipp

                   Chairman                        President


  This is a legal contract between you and us.  Read your contract carefully.

This is a Flexible Premium Variable Life Insurance Contract Without Dividends. Premiums can vary by Frequency and Amount. Premiums are payable for a Specified
                  Period or until the Insured's Prior Death.

THE MINIMUM AMOUNT INSURED IS THE STATED AMOUNT. ADDITIONAL DEATH BENEFITS AND
 OTHER VALUES PROVIDED BY THIS CONTRACT ARE BASED ON INVESTMENT EXPERIENCE OF SEPARATE ACCOUNTS AND ARE VARIABLE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR
                                    AMOUNT.

                                  DEFINITIONS


 1. "We, us, our" means The Travelers Life and Annuity Company;

 2. "You, your" means the owner;

 3. "Age" means age last birthday;

 4. "Contract years" means twelve month periods beginning with the Contract Date;

 5. "Contract month" means the twelve periods during the contract year, each of which begins on the Contract Date or the same date in any calendar month;

 6. "Sub-Account" means the assets of a particular Underlying
    Fund which are attributable to this class of contracts;

 7. "Valuation Period" means the period between successive valuations;

 8. "Valuation Date" means a date on which a Sub-Account is valued;

 9. "Basic contract" means this Contract excluding any additional benefit for which a separate charge is made;

10. "Our Office" means the Home Office, One Tower Square, Hartford, Connecticut, 06183 or any other office which we may name for the purpose of administering this Contract; and

11. "Proof of the Insured's death" means:

    a. A copy of a certified death certificate; or

    b. A copy of a certified decree of a court of competent jurisdiction as to the finding of death; or

    c. A written statement by a medical doctor who attended the deceased; or

    d. Any other proof satisfactory to us.

                               CONTRACT SUMMARY


INSURED:  JOHN DOE                                CONTRACT DATE:  AUG 1, 1995

CONTRACT NUMBER:  1234567                         DATE OF ISSUE:  AUG 1, 1995

ISSUE AGE:  35                                    MATURITY DATE:  AUG 1, 2055

PERIODIC DEDUCTION DAY:  1ST DAY OF EACH CONTRACT MONTH
*******************************************************************************
                              BENEFIT DESCRIPTION
*******************************************************************************

INSURANCE OPTION 1 (LEVEL OPTION)                 INITIAL STATED AMOUNT $50,000

MINIMUM ISSUE AMOUNT:  $50,000

MINIMUM AMOUNT INSURED IS THE GREATEST OF (1) 250% OF CASH VALUE UNTIL AGE 40, WITH THE PERCENTAGE REDUCING IN ACCORDANCE WITH TABLE ON PAGE 2(5); OR
(2) AMOUNTS REQUIRED BY FEDERAL INCOME TAX LAWS OR REGULATIONS TO QUALIFY AS LIFE INSURANCE; OR (3) $25,000

MINIMUM STATED AMOUNT: $25,000
NET PREMIUM: PREMIUM PAID LESS (1) PREMIUM CHARGES AND (2) PREMIUM TAX CHARGE INITIAL PREMIUM: $340.00
PLANNED PREMIUM: $340.00 PAYABLE ANNUALLY
     (WE RESERVE THE RIGHT TO LIMIT ADDITIONAL PREMIUM PAYMENTS IF THERE
      IS AN OUTSTANDING LOAN ON THIS CONTRACT)

REINSTATEMENT PREMIUM: THREE MONTHS PREMIUM REQUIRED

PREMIUM CHARGES: 2.5% OF PREMIUM PAID FOR A STATED AMOUNT LESS THAN
                 $500,000; 2.0% OF PREMIUM PAID FOR A STATED AMOUNT OF $500,000-$999,999; AND 0.0% OF PREMIUM PAID FOR A
                 STATED AMOUNT OF $1,000,000 OR MORE.
PREMIUM TAX CHARGE: 2.5% OF PREMIUM PAID

INTEREST FACTOR: 1.00407412

MAXIMUM LOAN VALUE:  90% OF (CASH VALUE LESS SURRENDER PENALTIES) AS
                     OF THE DATE WE RECEIVE YOUR LOAN REQUEST.
MINIMUM LOAN AMOUNT: $100
LOAN ACCOUNT ANNUAL INTEREST RATE CREDITED: 4.00%


                                   PAGE 2(1)

                               CONTRACT SUMMARY


INSURED:  JOHN DOE                                CONTRACT DATE:  AUG 1, 1995

CONTRACT NUMBER:  1234567                         DATE OF ISSUE:  AUG 1, 1995

ISSUE AGE:  35                                    MATURITY DATE:  AUG 1, 2055

PERIODIC DEDUCTION DAY:  1ST DAY OF EACH CONTRACT MONTH
*******************************************************************************
                        BENEFIT DESCRIPTION (CONTINUED)
*******************************************************************************

LOAN INTEREST RATES ARE CHARGED ON THE LOAN ACCOUNT VALUE AS OF THE FIRST DAY OF EACH CONTRACT YEAR:

  CONTRACT                       LOAN
    YEARS                    INTEREST RATE
------------                 -------------
1 THROUGH 13                     7.40%
14 AND AFTER                     3.85%

LOAN INTEREST IS PAYABLE ANNUALLY IN ADVANCE.

LATE PERIOD: 61 DAYS

MORTALITY TABLE USED FOR MAXIMUM COST OF INSURANCE RATES: 1980 CSO

MONTHLY ADMINISTRATIVE EXPENSE CHARGE: $0.19 PER THOUSAND OF STATED AMOUNT FOR THE FIRST THREE YEARS FROM CONTRACT DATE AND ON ANY REQUESTED INCREASE FROM THE DATE OF THAT INCREASE

PREMIUM CLASS: MALE, PREFERRED, NONSMOKER

SURRENDER CHARGES:
     FOR PARTIAL SURRENDERS ONLY ITEM (A) APPLIES.

     FOR FULL SURRENDERS: (A) PLUS (B) APPLY

     WHERE (A) REPRESENTS AN AMOUNT DURING THE FIRST 10 CONTRACT YEARS EQUAL TO 6% OF THE SMALLEST OF 1) THE AMOUNT OF CASH VALUE BEING SURRENDERED; 2)
     THE AMOUNT OF PREMIUM ACTUALLY PAID WITHIN 5 YEARS PRECEDING THE SURRENDER; OR 3) AN AMOUNT EQUAL TO $448.50 FOR EACH FULL OR PARTIAL CONTRACT YEAR, UP TO A MAXIMUM OF 5 YEARS, THAT PRECEDES THE SURRENDER. (B) REPRESENTS AN AMOUNT EQUAL TO $4.19 PER THOUSAND OF INITIAL STATED AMOUNT, AND ANY APPLIED FOR INCREASE IN STATED AMOUNT, IN THE FIRST YEAR, THEN DECREASING 10% PER YEAR FOR 10 YEARS FOLLOWING ISSUE, OR THE EFFECTIVE DATE OF ANY INCREASE.

TRANSACTION CHARGE UPON SURRENDER: $0.00


                                   PAGE 2(2)

                               CONTRACT SUMMARY

INSURED:    JOHN DOE                       CONTRACT DATE:    AUG 1, 1995

CONTRACT NUMBER:   1234567                 DATE OF ISSUE:    AUG 1, 1995

ISSUE AGE:   35                            MATURITY DATE:    AUG 1, 2055

PERIODIC DEDUCTION DAY:  1ST DAY OF EACH CONTRACT MONTH


------------------------------------------------------------------------------------
                        BENEFIT DESCRIPTION (CONTINUED)
------------------------------------------------------------------------------------

                                                               MAXIMUM SUBACCOUNT
SEPARATE ACCOUNT:                                              DEDUCTION PER DAY
                                                               (IN BASIS POINTS)
THE TRAVELERS FUND ULII FOR VARIABLE LIFE INSURANCE          YRS 1-15     16 & LATER
                                                             --------     ----------
UNDERLYING FUNDS
  U.S. GOVERNMENT SECURITIES PORTFOLIO                          .2466          .1233
  UTILITIES PORTFOLIO                                           .2466          .1233
  TRAVELERS ZERO COUPON BOND FUND PORTFOLIO - SERIES 1998        2466          .1233
  TRAVELERS ZERO COUPON BOND FUND PORTFOLIO - SERIES 2000       .2466          .1233
  TRAVELERS ZERO COUPON BOND FUND PORTFOLIO - SERIES 2005       .2466          .1233
    (OF THE TRAVELERS SERIES TRUST)
  MANAGED ASSETS TRUST                                          .2466          .1233
  CAPITAL APPRECIATION FUND                                     .2466          .1233
  CASH INCOME TRUST                                             .2466          .1233

  TEMPLETON BOND FUND                                           .2466          .1233
  TEMPLETON STOCK FUND                                          .2466          .1233
  TEMPLETON ASSET ALLOCATION FUND                               .2466          .1233
      (OF THE TEMPLETON VARIABLE PRODUCTS SERIES)

  FIDELITY'S HIGH INCOME PORTFOLIO                              .2466          .1233
  FIDELITY'S GROWTH PORTFOLIO                                   .2466          .1233
  FIDELITY'S EQUITY-INCOME PORTFOLIO                            .2466          .1233
      (OF FIDELITY'S VARIABLE INSURANCE FUND I)
  FIDELITY'S ASSET MANAGER PORTFOLIO                            .2466          .1233
      (OF FIDELITY'S VARIABLE INSURANCE FUND II)

  DREYFUS STOCK INDEX FUND                                      .2466          .1233

  SMITH BARNEY/TRAVELERS SERIES FUND, INC.
    ALLIANCE GROWTH PORTFOLIO                                   .2466          .1233
    MFS TOTAL RETURN PORTFOLIO                                  .2466          .1233
    SMITH BARNEY HIGH INCOME PORTFOLIO                          .2466          .1233
    SMITH BARNEY INCOME AND GROWTH PORTFOLIO                    .2466          .1233
    AIM CAPITAL APPRECIATION PORTFOLIO                          .2466          .1233

  SMITH BARNEY SERIES FUND
    SMITH BARNEY TOTAL RETURN PORTFOLIO                         .2466          .1233





                                   PAGE 2(3)

                               CONTRACT SUMMARY


INSURED:  JOHN DOE                                CONTRACT DATE:  AUG 1, 1995

CONTRACT NUMBER:  1234567                         DATE OF ISSUE:  AUG 1, 1995

ISSUE AGE:  35                                    MATURITY DATE:  AUG 1, 2055

PERIODIC DEDUCTION DAY:  1ST DAY OF EACH CONTRACT MONTH
*******************************************************************************
                        BENEFIT DESCRIPTION (CONTINUED)
*******************************************************************************

WE RESERVE THE RIGHT TO LIMIT TRANSFERS BETWEEN THE UNDERLYING FUNDS TO FOUR TIMES IN ANY CONTRACT YEAR AND TO CHARGE $10 FOR EACH ADDITIONAL TRANSFER THAT WE ALLOW.

WE WILL INVEST THE INITIAL NET PREMIUM IN THE CASH INCOME TRUST DURING THE RIGHT TO CANCEL PERIOD.

INSURANCE UNDER THIS CONTRACT MAY END BEFORE THE MATURITY DATE SHOWN ABOVE, IF PREMIUM AND INVESTMENT EXPERIENCE ARE INSUFFICIENT TO CONTINUE INSURANCE TO SUCH DATE.

                    TOTAL INITIAL ANNUAL PREMIUM IS $340.00

LIFE INSURANCE PREMIUM FOR THE BASIC CONTRACT IS PAYABLE TO THE MATURITY DATE OR UNTIL THE PRIOR DEATH OF THE INSURED AND THE CHARGE FOR ANY ADDITIONAL INSURANCE PROVISIONS (RIDERS) TO THE APPLICABLE EXPIRY DATES OR UNTIL PRIOR DEATH OF THE INSURED.

NO INSURANCE WILL BE IN EFFECT UNLESS THE DEDUCTION AMOUNT HAS BEEN PAID.


                                   PAGE 2(4)

                               CONTRACT SUMMARY


INSURED:  JOHN DOE                                CONTRACT DATE:  AUG 1, 1995

CONTRACT NUMBER:  1234567                         DATE OF ISSUE:  AUG 1, 1995

ISSUE AGE:  35                                    MATURITY DATE:  AUG 1, 2055

PERIODIC DEDUCTION DAY:  1ST DAY OF EACH CONTRACT MONTH
*******************************************************************************

TABLE OF TAX QUALIFICATION GUIDELINES FOR LIFE INSURANCE AS SET FORTH IN SECTION 7702 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

                                       THE APPLICABLE PERCENTAGE SHALL DECREASE
       ATTAINED AGE                    BY A RATABLE PORTION FOR EACH FULL YEAR:
       ------------                    ----------------------------------------
MORE               BUT NOT
THAN              MORE THAN                     FROM              TO
----              ---------                     ----              --
 0                   40                          250              250
40                   45                          250              215
45                   50                          215              185
50                   55                          185              150
55                   60                          150              130
60                   65                          130              120
65                   70                          120              115
70                   75                          115              105
75                   90                          105              105
90                   95                          105              100

WE MAY, AT ANY TIME, MAKE CHANGES, INCLUDING RETROACTIVE CHANGES, IN THIS CONTRACT TO THE EXTENT THAT THE CHANGE IS REQUIRED BY ANY LAW OR REGULATIONS ISSUED BY A GOVERNMENTAL AGENCY TO WHICH WE OR YOU ARE SUBJECT.


                                   PAGE 2(5)

                               CONTRACT SUMMARY


INSURED:  JOHN DOE                                CONTRACT DATE:  AUG 1, 1995

CONTRACT NUMBER:  1234567                         DATE OF ISSUE:  AUG 1, 1995

ISSUE AGE:  35                                    MATURITY DATE:  AUG 1, 2055

PERIODIC DEDUCTION DAY:  1ST DAY OF EACH CONTRACT MONTH
*******************************************************************************

                            COST OF INSURANCE RATES
               (MONTHLY RATE FOR EACH $1000 OF COVERAGE AMOUNT)


        MAXIMUM              MAXIMUM              MAXIMUM              MAXIMUM
AGE        RATE      AGE        RATE      AGE        RATE      AGE        RATE
---     -------      ---     -------      ---     -------      ---     -------
35      0.18150      50      0.58590      65      2.25090      80      9.09340
36      0.19360      51      0.63840      66      2.46630      81      9.95610
37      0.20780      52      0.69760      67      2.69610      82     10.94090
38      0.22410      53      0.76490      68      2.94350      83     12.04620
39      0.24240      54      0.83900      69      3.21700      84     13.25080
40      0.26340      55      0.91900      70      3.52680      85     14.53250
41      0.28590      56      1.00420      71      3.88180      86     15.87440
42      0.31020      57      1.09410      72      4.29100      87     17.26970
43      0.33650      58      1.19050      73      4.75550      88     18.71940
44      0.36500      59      1.29590      74      5.26770      89     20.23610
45      0.39560      60      1.41320      75      5.81880      90     21.84550
46      0.42780      61      1.54520      76      6.40060      91     23.59540
47      0.46220      62      1.69490      77      7.00680      92     25.57450
48      0.49950      63      1.86310      78      7.64310      93     28.00750
49      0.54020      64      2.04930      79      8.33070      94     31.40160

-------------------------------------------------------------------------------

THE RATES USED IN THE COST OF INSURANCE CALCULATIONS ARE GUARANTEED NOT TO EXCEED THE MAXIMUM RATES SHOWN ABOVE.


                                   PAGE 2(6)

                            BENEFITS-BASIC CONTRACT

Death Benefit      If the Insured dies while this Contract is in effect, we
                   will, on receiving proof at our Office of the Insured's death, pay the beneficiary the Death Benefit of the basic contract within seven days. The Death Benefit as described below will be the total Amount Insured in effect at the date of death, less:

                     1. Any outstanding loan, secured by the basic contract, and made under its "Cash Loan" provision; and

                     2. Any monthly Deduction Amount due but not paid; and

                     3. Any amount payable to an assignee under a collateral assignment of the contract.

                   The Amount Insured depends on:

                     1. the Insurance Option; and

                     2. the Stated Amount;

                   in effect at the date of death.

                   There are two Insurance Options. Under Option 1 (Level Option), the Amount Insured is the greater of:

                     1. The Stated Amount; or

                     2. Any minimum Amount Insured shown on the CONTRACT SUMMARY as of the date of death.

                   Under Option 2 (Variable Option), the Amount Insured is the greater of:

                     1. The Stated Amount as of the date of death plus the Cash
                    Value on the date of the Insured's death; or

                     2. Any minimum Amount Insured shown on the CONTRACT SUMMARY as of the date of death

Maturity Benefit   We will:

                     1. if the Insured is living on the Maturity Date; and

                     2. on surrender of this Contract:

                   pay to you:

                     1. the amount of the Cash Value;

                     2. less any outstanding loan secured by the basic contract, and made under its "Cash Loans" provision; and

                     3. less any amount payable to an assignee under a
                    collateral assignment of the basic contract.

                   On maturity, insurance will end and we will have no other obligations under this Contract.

Adjustments to     If the Insured commits suicide within two years of the
Benefits           Date of Issue, the Death Benefit will be limited by the
                   "Suicide" provision. If relevant information was misstated in the Application, the Death Benefit and the Maturity Benefit will be limited by the "Sex and Age" provision. Our right to contest payment of any death benefit is limited by the "Contest" provision

Requested changes  You may request changes at any time. The request must be made:

                     1. in writing;

                     2. to our Office.

                   For an increase in the Stated Amount we may require:

                     1. a new application; and

                     2. evidence of insurability satisfactory to us.

                   An increase will go into effect on the date shown on the new CONTRACT SUMMARY we will send you.

                   We will effect any decrease on the later of:

                     1. the Deduction Day on or after the date we receive your request at our Office; or

                     2. the Deduction Day on or after the day you request it to be effective.

                   We will apply the decrease:

                     1. first against the most recent increase in the Stated Amount;

                     2. then to other increases in the Stated Amount in the reverse order in which they occurred; and

                     3. last, to the Stated Amount at issue of the basic contract.

                   You may change the Insurance Option in effect. We will effect the change on the Deduction Day on or next following the date we receive the request. If you request to change from Option 2 to Option 1, the Stated Amount will be increased by the amount of the Cash Value on that Deduction Day. If you request to change from Option 1 to Option 2, the Stated Amount will be decreased by the amount of the Cash Value. We may require evidence of insurability satisfactory to us if you request a change.

                   The remaining Amount Insured in effect after any change may not be less than the Minimum Amount Insured as shown on the CONTRACT SUMMARY. The remaining Stated Amount may not be less than the minimum Stated Amount as shown on the CONTRACT SUMMARY.

                         CONTRACT VALUES AND BENEFITS


Cash Values                  The first Deduction Day is the Contract Date. The
                             periodic Deduction Day is shown on the CONTRACT
                             SUMMARY.

                             On each Valuation Date, the Cash Value is equal to the sum of the accumulated values in the Sub-Accounts plus any Loan Account value. The accumulated value in a Sub-Account equals a times b where:

                               a is the number of Variable Life Accumulation Units on the Valuation Date; and

                               b is the then Variable Life Accumulation Unit Value for that Sub Account.


Deduction Amount             The Deduction Amount is the periodic charge made
                             against the Cash Value. It is equal to:

                               1. the cost of insurance; plus

                               2. the cost of any additional benefits, as shown on the CONTRACT SUMMARY, and for which a separate charge is made; plus

                               3. the expense charges shown on the CONTRACT
                               SUMMARY; plus

                               4. any other applicable charges shown on the CONTRACT SUMMARY.

                             We will take the Deduction Amount for a period out of the Cash Value on each Deduction Day.

                             If the Cash Surrender Value on the Deduction Day would not be enough to pay the Deduction Amount, coverage will remain in effect during the late period. The late period is shown on the CONTRACT SUMMARY and begins on the day we mail you notice of a possible lapse. If you do not make premium or loan payments sufficient:

                               1. to cover the Deduction Amount;

                               2. by the end of the late period;

                             this Contract will end and will have no Cash Value.

                             if the Insured dies during the late period, the death benefit will be reduced by any Deduction Amount due but not paid.

                             The cost of insurance for any period is equal to c times the result of a minus b where:

                               a is the Amount Insured for the month divided by the Interest Factor shown on the CONTRACT SUMMARY;

                               b is the Cash Value on the Deduction Day after all other parts of the Deduction Amount have been deducted; and

                               c is the current cost of insurance at the Insured's then attained age.

                             The cost of insurance is based on the Insured's premium class shown on the CONTRACT SUMMARY for:

                               1. the Stated Amount at issue of the basic
                                  contract; and

                               2. each increase in the Stated Amount.

                               When the Amount Insured must be increased to equal the minimum Amount Insured, to determine the cost of insurance for that increase we will use the premium class for the most recent increase that required evidence of insurability.

                               If:

                               1. you have elected Insurance Option 1; and

                               2. you have made increases in the Stated Amount;

                               the Cash Value will be first considered a part of the Initial Stated Amount. If the Cash Value exceeds the Initial Stated Amount, it will then be considered a part of the Additional Stated Amount resulting from increases in the order of those increases.

                               The cost of insurance rates are shown in the COST OF INSURANCE TABLE. We may use rates less than those shown. We will base these rates only on our future outlook for mortality and expenses. Nothing in this Contract will be affected by our actual mortality and expense experience. Any change we make in the rates will be on a uniform basis for insureds of the same premium class.


Cash Surrender Value           Cash Surrender Value means the Cash Value less:

                               1. any outstanding loan on or secured by this
                                  Contract; and

                               2. any amounts deducted on surrender; and

                               3. any Transaction Charge on Surrender;

                               shown on the CONTRACT SUMMARY.


Cash Surrender                 We will pay the Cash Surrender Value to you, on
                               written request and surrender of this Contract, without the consent of any beneficiary unless irrevocably named.

                               We will calculate your Cash Surrender Value as of the day we receive your request. You may make this request at any time:

                               1. during the life of the Insured; and

                               2. before the Maturity Date.

                               This Contract will end on the later of:

                               1. the Deduction Day on or after the date we
                                  receive your request for surrender at our Office; or

                               2. the Deduction Day on or after the day you
                                  request the surrender to be effective.

                               You may make a written request to receive only a part of the Cash Surrender Value at any time:

                               1. during the life of the Insured; and

                               2. before the Maturity Date.

                             The amount of any partial Cash Surrender may not exceed the Cash Surrender Value. Each time you make a partial Cash Surrender, we will deduct from the proceeds the Surrender Charges and the Transaction Charge shown on the CONTRACT SUMMARY.

                             We will reduce:

                               1. the Amount Insured; and

                               2. the Cash Value;

                             by the amount of the Cash Surrender. If you have elected Death Benefit Option 1, we will reduce the Stated Amount by the amount of the Cash Surrender. After the reduction, the Amount Insured remaining must be no less than the minimum Amount Insured shown on the CONTRACT SUMMARY.

                             We will pay you the Cash Surrender Value within seven days after we receive the request at our Office.


Continuation of Insurance    If premium payments are not made as planned, and no
                             additional unscheduled premium payments are received, this Contract will continue until the end of the late period following the Deduction Day on which the Cash Surrender Value would not be enough to pay the monthly Deduction Amount due on that day, or until the Maturity Date, if earlier. (See
                             "Maturity Benefit" Provision).

                             The amount of Cash Surrender Value depends on investment experience as well as on premium paid. Cash Loans and Cash Surrenders decrease the Cash Surrender Value.


Loan Value                   The Loan Value is shown on the CONTRACT SUMMARY.


Cash Loans                   We will, if you assign this Contract to us while it
                             is in effect, make a loan to you with this Contract as security. We will pay you the loan within seven days after we receive the request for the loan at our Office.

                             The maximum loan available will be the Loan Value on the date of the loan. The minimum amount of a loan or of an increase to an existing loan is shown as the Minimum Loan Amount on the CONTRACT SUMMARY. We will deduct from the loan proceeds the amount of any outstanding loan. We may also deduct interest on the loan to the end of the current contract year. Interest on the loan will be payable in advance, at the beginning of each contract year at the rate shown on the CONTRACT SUMMARY. Interest not paid when due will be added to the loan and will bear interest at the same rate.

                             Loans will be transferred from the Sub-Accounts in proportion to the Cash Value in each Sub-Account as of the date the loan is made, unless you request otherwise. A Loan Account will be maintained while a loan is outstanding and credited at the rate shown on the CONTRACT

                             SUMMARY. The value of the Loan Account is the amount of the outstanding loan plus any interest we credit to the Loan Account, less any interest transferred to the Sub-Accounts.

                             All or part of any loan may be repaid while the Insured is living and this Contract is in effect. Loan repayments will be allocated to Sub-Accounts, unless you otherwise state, in the same proportion as premium payments are allocated in each Sub-Account.

                             If the Cash Surrender Value on the Deduction Day would not be enough to pay the Deduction Amount, coverage will remain in effect during the late period. If you do not make premium or loan payments sufficient:

                               1. to cover the Deduction Amount;

                               2. by the end of the late period;

                             this Contract will end and will have no Cash Value.

                             VALUATION PROVISIONS


Application of Premium       We will apply the first net premium to provide
                             Variable Life Accumulation Units to the credit of the basic contract as of the latest of:

                               1. the valuation next following receipt of the premium for the basic contract at our Office; or

                               2. the Contract Date; or

                               3. the date this Contract becomes effective.

                             We will apply any net premium after the first as of the valuation next following its receipt at our Office. The net premium will be allocated to the Sub-Accounts in the proportion stated:

                               1. in the application for this Contract; or

                               2. as you tell us from time to time.

                             You may change this allocation without penalty or other charge.


Net Premium                  The net premium is as stated in the CONTRACT
                             SUMMARY.


Number of Variable Life      We will determine the number of Variable Life
Accumulation Units           Accumulation Units to be credited to the basic
                             contract in each Sub-Account on payment of premium by dividing a by b where:

                               a is the net premium applied to that
                               Sub-Account; and

                               b is the then Variable Life Accumulation Unit Value of that Sub-Account.


Variable Life Accumulation   The initial value of a Variable Life Accumulation
Unit Value                   Unit for each Sub-Account was set at $1.00. We
                             determine the value of a Variable Life Accumulation
                             Unit in each Sub-Account:

                               1. on each Valuation Date;

                               2. by multiplying:

                                 a. the value on the immediately preceding
                                 Valuation Date; by

                     b. the net investment factor for that Sub-Account for the Valuation Period just ended.

                   The value of a Variable Life Accumulation Unit on any date other than a Valuation Date will be equal to its value as of the next Valuation Date.

                   The net investment factor or a Sub-Account for any Valuation Period is determined by dividing a by b and subtracting c where;

                   a is

                     (1) the new asset value per share of the Underlying Fund held in the Sub-Account, as of the Valuation Date, plus

                     (2) the per-share amount of any dividend or capital gain distributions by the Underlying Fund if the ex-dividend date occurs in the Valuation Period just ended; plus or minus

                     (3) a per-share charge or credit, as we may determine as of the Valuation Date, for tax reserves; and
                   b is

                     (1) the net asset value per share of the Underlying Fund held in the Sub-Account as of the last prior Valuation Date; plus or minus

                     (2) the per-share charge or credit for tax reserves as of the end of the last prior Valuation Date; and

                   c is the applicable Sub-Account deduction for the interval in the Valuation Period. All Sub-Account deductions are shown on the CONTRACT SUMMARY.

Transfer Between   As long as this Contract is in effect, we will transfer all
Sub-Accounts       or any part of the Cash Value:

                     1. from one Sub-Account;

                     2. to any other Sub-Account available under the contract;

                     3. on request, and in accordance with our rules.

                   We reserve the right to limit the number of transfers between Sub-Accounts as shown on the CONTRACT SUMMARY. In the event of a transfer, the number of Accumulation Units credited to the Sub-Account from which the transfer is made will be reduced. The reduction will be determined by dividing:

                     1. the amount transferred; by

                     2. the Variable Life Accumulation Unit Value for that Sub-Account as of the next valuation after we receive your written request for transfer at our Office.

                   We will increase the number of Variable Life Accumulation Units credited to the Sub-Account to which the transfer is being made. The increase will equal:

                     1. the amount transferred, divided by

                     2. the Variable Life Accumulation Unit Value for that Sub-Account determined as of the next valuation after we receive the request at our Office.


Deferment of       We may defer payment of any amounts which are based on
Payments           Contract Values which do not depend on the investment
                   performance of a Separate Account for up to six months from the date of the request.

Emergency          If a national stock exchange is closed (except for
Procedure          holidays or weekends) or trading is restricted due to an
                   existing emergency as defined by the Securities and Exchange
                   Commission so that we cannot value the Sub-Accounts, we may postpone all procedures which require valuation of the Sub-
                   Accounts until valuation is possible. Any provision of this Contract which specifies a Valuation Date will be superseded by this Emergency Procedure.

                                EXCHANGE OPTION



Right to Exchange  If this Contract is in effect, you may exchange it:

                     1. any time during the first two contract years;

                     2. to a fixed benefit life insurance contract on the life of the Insured;

                     3. without evidence of insurability.

                   The new contract will be issued:

                     1. by us or an insurance company affiliated with us;

                     2. in an amount which has the same or less Coverage Amount (Amount Insured minus Cash Value) in effect at the time of the exchange;

                     3. with premiums based on the same risk classification(s) as this Contract;

                     4. with riders and incidental insurance benefits as in this Contract if such riders and incidental benefits are issued with the fixed benefit policy;

                     5. with the same date of issue and age at issue as in this Contract.

                   This exchange is subject to an equitable adjustment in payments and Cash Values to reflect variances, if any, in the payments and Cash Values under this Contract and the new contract.


                       PREMIUM PAYMENT AND REINSTATEMENT


Premium Each premium is payable to us at our Office or to one of our authorized representatives. No insurance will take effect under this Contract until enough premium to pay the first monthly Deduction Amount is paid.

                   Premium payments are flexible. You may change the amount and frequency of payments. At any time before the Maturity Date additional premium payments may be made subject to our limits. We may limit the number and amount of additional payments.

                   The amount and frequency of the Planned Premiums are shown in the CONTRACT SUMMARY. You may request us to change the amount and frequency subject to our minimum and maximum limits.

                   We reserve the right to limit any premium payment which results in an increase in the net amount at risk unless the Insured furnishes evidence of insurability satisfactory to us.

                   The "Deduction Amount" provision of "CONTRACT VALUES AND BENEFITS" explains what happens when there is not enough Cash Surrender Value to pay the Deduction Amount.

Reinstatement      If this Contract ends and has not been surrendered for cash, you may restore this contract any time within three years from the date to which cost of insurance was paid. Evidence of insurability acceptable to us is required. We also require payment of the minimum reinstatement premium shown on the CONTRACT SUMMARY. The net premium on reinstatement is the premium paid, less any charges deducted from premium and less any reinstatement interest charged and less any Deduction
                   Amounts due, calculated as of the Deduction Day following receipt of premium at our Office. The Cash Value of the basic contract on reinstatement will be that provided by the net premium. Reinstatement interest will not exceed 6% a year.

                     OWNERSHIP, ASSIGNMENT AND BENEFICIARY

Ownership          The original owner is shown in the application. You, during the Insured's lifetime, may, without the consent of any beneficiary unless irrevocably named, exercise all rights given in this Contract

Assignment         Ownership is transferable by assignment. No assignment is
                   binding on us until we receive a copy of the written assignment at our Office. We will not determine if an assignment is valid.

                   Proof of interest must be filed with any claim under a collateral assignment.

Beneficiary        The original beneficiary is stated in the application. You may name a new beneficiary during the lifetime of the Insured and while this Contract continues. Any change will be effective from the date you signed the notice of change, even if the Insured is not living when we receive it. We will have no further responsibility for any payment we make before we receive the notice at our Office.

                   The interest of any beneficiary who is not living when the Insured dies will pass to you or your executors, administrators or assigns unless you have stated differently. The rights of any collateral assignee may affect the interest of the beneficiary.

                              GENERAL PROVISIONS

Contest We will not use material misstatements made in the application(s) to contest payment of any Death Benefit represented by:

                     1. the Stated Amount at issue after the contract has been in effect during the Insured's lifetime for two years from Date of Issue;

                     2. increases in the Stated Amount after an increase has been in effect during the Insured's lifetime for two years from the date of that increase.


                   If this Contract is reinstated, this provision will be measured from the reinstatement date.

Suicide If the Insured commits suicide, while sane or insane, within two years from the Date of Issue, the Death Benefit represented by the Initial Stated Amount will be limited to:

                     1. the premium paid;

                     2. less the amount of any partial surrenders;

                     3. less any outstanding loan, secured by the basic contract, and made under its "Cash Loans" provision; and

                     4. less the Deduction Amount for any other Insureds under this Contract.

                   If, within two years from the Date of Issue of any increase in the Stated Amount, the Insured commits suicide while sane or insane, the Death Benefit for the increase will be limited to an amount equal to the Deduction Amounts for the increase.

                   If this Contract is reinstated, this provision will be measured from the reinstatement date.

Sex and Age        If the Insured's sex or date of birth was misstated in the application(s), all benefits of this Contract are what the Deduction Amount would have purchased at the correct sex and age. Proof of the Insured's age may be filed at any time at our Office.

Changes You may change this Contract to another form or amount, or both, with our consent and our requirements. We may reduce premiums or grant values or benefits greater than those stated in the contract.

Contract Payments  All payments we make will be paid at our Office.

No Dividends       We will not pay any dividends under this Contract.

Voting Rights      For each Sub-Account in which the basic contract is credited with Variable Life Accumulation Units:

                     1. you, during the lifetime of the Insured; or

                     2. the beneficiary after the death of the Insured;

                   will be entitled to certain voting rights with respect to that Sub-Account.

                   If current law requires, you will be entitled to instruct us how to vote at meetings of the shareholders of the Underlying Funds. We will determine the number of votes as to which you will be entitled to instruct us. If there is a change in the law which permits us to vote the shares:

                     1. of the Underlying Funds;

                     2. without direction from you;

                   we reserve the right to do so.

Annual Statement   At least once in each contract year, we will send you a
                   statement which shows:

                     1. the Amount Insured;

                     2. the Stated Amount;

                     3. the Cash Value; and

                     4. the amount of any outstanding loan;

                   as of the date of the statement, and which shows all:

                     1. premiums paid;

                     2. deductions; and

                     3. partial surrenders;

                   since the date of the last statement we sent to you.

Separate Accounts  We have exclusive and absolute ownership and control of the assets of our Separate Accounts. The assets of the Separate Account will be available to cover the liabilities of our general account only to the extent that those assets exceed the liabilities of that Separate Account arising under the variable life insurance contracts supported by that Separate Account. The assets of the Separate Account will be valued at least as often as any contract benefits vary but at least monthly. Our determination of the value of a Variable Life Accumulation Unit by the method described in this Contract will be conclusive. The investment policy of an Underlying Fund will not be changed without the approval of the Insurance Commissioner of the State of Connecticut.

This is a Flexible Premium Variable Life Insurance Contract Without Dividends. Premiums can vary by Frequency and Amount. Premiums are payable for a Specified Period or until the Insured's Prior Death.



                                 ENDORSEMENTS